Exhibit 10.55

Loan No. RICF101S03A

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated January 25, 2006 (the “MLA”), is entered into as of December 12, 2006, between CoBANK, ACB (“CoBank”) and FCSTONE TRADING, LLC, Kansas City, Missouri (the “Company”), and amends and restates the Supplement dated January 25, 2006, and numbered RICF101S03.

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed $10,000,000.00 at any one time outstanding (the “Commitment”). At no time, however, may the sum of (i) all indebtedness hereunder and (ii) all indebtedness under the Statused Revolving Term Loan Supplement between CoBank and the Company dated December 12, 2006, and numbered RICF101t01A, exceed the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A). Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is:

(A) To provide funding for the following commodities risk management service that the Company provides to its members: the payment of option premiums and margin calls on hedge and swap transaction entered into by the Company on behalf of members, subject to reimbursement by the members within three business days.

(B) In case of a counterparty default (such as, without limitation, a counterparty bankruptcy or payment default), to fund the purchase of counterparty bonds for which the Company has separately purchased credit swap derivatives in amounts that provide coverage of at least 1.43 times the counterparty exposure level. All counterparties must have a Standard & Poor’s bond rating of at least BBB. Providers of credit swaps must have a Standard & Poor’s rating of at least AA. The maximum exposure with any single counterparty shall not exceed $5.0 million at any time. Any bond purchases funded by CoBank pursuant to this subsection shall be sold within three business days of purchase, with proceeds applied to CoBank’s loan.

(C) To provide interim funding to cover any insured losses (less any deductible or co-pay) occurring as a result of a counterparty’s default on over-the-counter derivative contracts on physical commodities, from the date of default until the date of the loss, less any deductible or co-pay, that is covered by insurance proceeds. Each request for a loan pursuant to this subsection shall be accompanied by copies of documentation provided to or requested by the Company’s insurance company in support of a claim under the insurance policy covering the losses described in this subsection. No loan shall exceed the insured portion of a loss and no loan shall be made except upon proof, in a form acceptable to CoBank, that after making the loan the Company shall be in compliance with financial covenants set forth in the MLA.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including December 30, 2007, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company.

(A) Overnight Base Rate. At a daily rate equal at all times to LIBOR (as hereinafter defined) plus 1 1/2% per annum. Under this option “LIBOR” shall mean the rate indicated by Telerate (rounded upward to the nearest thousandth) as having been quoted by the British Bankers Association at 11:00 a.m. London time each day for the offering of U.S. dollar deposits in the London interbank market for a period of one week. This interest rate option shall be available until CoBank shall give written notification to the Company that this provision is either (i) cancelled or (ii) suspended for a period of time specified in such notification.

(B) LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 1 1/2%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months, as selected by the Company; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 5; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as herein defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company, as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be, provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D;” and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by CoBank not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon CoBank’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at CoBank’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished. If an advance is requested by the Company in an amount that is in excess of the collateral margin as reflected in the most current month end Borrowing Base Report (or most current interim Borrowing Base Report as provided for herein), no such advance will be made by CoBank unless the Company submits to CoBank an interim Borrowing Base Report together with any such request for an advance, which interim borrowing base report reflects the then current borrowing base position and further reflects adequate collateral margin to support the immediate request. Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment (combined with the amount outstanding under Statused Revolving Term Loan Supplement numbered RICF101T01A as provided in Section 1) exceeds the amount permitted under the most current Borrowing Base or interim Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the most current Borrowing Base or interim Borrowing Base.

SECTION 7. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360-day basis), payable quarterly in arrears by the 20th day following each calendar quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FCSTONE TRADING, LLC

By:	/s/ Penny Probosie	By:	/s/ William Dunaway
Title:	Assistant Corporate Secretary	Title:	Assistant Treasurer

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